Exhibit 99.1

       200 Connell Drive
Berkeley Heights, NJ  07922

Genta Initiates Trial with Tesetaxel as First- and Second-Line
Chemotherapy for Patients with Advanced Prostate Cancer

BERKELEY HEIGHTS, NJ – February 10, 2011 – Genta Incorporated (GNTA.OB) today announced that the Company has initiated a new Phase 2 clinical trial of tesetaxel in patients with advanced prostate cancer.  Tesetaxel, the leading oral taxane in clinical development, will be evaluated for its use as both first- and second-line chemotherapy.

The new trial will be conducted through the Prostate Cancer Clinical Trials Consortium (PCCTC), which is comprised of 13 leading academic centers focused on prostate cancer research.  Memorial Sloan-Kettering Cancer Center will act as the coordinating institution on behalf of the consortium and is the first site to open for enrollment.

In this study, two discrete populations will be evaluated: men who are hormone/castrate-resistant who have not previously received chemotherapy; and men who have developed progressive disease after having received at least 3 cycles of docetaxel chemotherapy.

A two-stage design will be employed for each cohort, and a maximum of 96 subjects are projected to be accrued.  The primary endpoint is the estimation of the proportion of patients in each cohort who have not progressed for at least 6 months (i.e., 6-month progression-free survival).  Accrual is expected to complete within 12 months.

Taxanes in Prostate Cancer Therapy

Two standard taxanes are currently approved in the U.S. for advanced prostate cancer.  Docetaxel (Taxotere®; sanofi aventis, Inc.) is approved for first-line use in chemotherapy-naïve patients with castrate-resistant disease, and cabazitaxel (Jevtana®; sanofi aventis, Inc.) is approved for patients who have progressed on docetaxel.  However, standard taxanes are associated with substantial side effects, especially in older patients.

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with these drugs, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

About the Prostate Cancer Clinical Trials Consortium

The Prostate Cancer Clinical Trials Consortium (PCCTC) is comprised of academic institutions that specialize in cutting-edge prostate cancer research.  Under the sponsorship of the Prostate Cancer Foundation and the Department of Defense Prostate Cancer Research Program, group members collaborate to design, implement, and complete clinical trials that rapidly bring scientific discoveries to patients with prostate cancer.  Further information about the Consortium can be obtained at: http://pcctc.org.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Survival data from AGENDA are projected to be available in the second quarter of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the timing of the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com